Exhibit 99.1

PRESS RELEASE

Contact:

Barri Winiarski	Robyn Brown
WeissComm Partners	The Medicines Company
Phone: (212) 301-7209	Phone: (973) 656-1616
bwiniarski@wcpglobal.com	investor.relations@themedco.com

THE MEDICINES COMPANY’S CLEVIPREX™ RECEIVES

FDA APPROVAL

First New IV Antihypertensive Treatment

Approved in Ten Years

Parsippany, N.J., August 4, 2008 — The Medicines Company (NASDAQ: MDCO) announced today that the U.S. Food and Drug Administration (FDA) has approved the intravenous (IV) therapy CleviprexTM (clevidipine butyrate) injectable emulsion for the reduction of blood pressure when oral therapy is not feasible or not desirable.

Cleviprex, a novel IV antihypertensive, represents an advancement over currently available therapies, providing rapid and precise control of blood pressure in the critical care setting.  Backed by comprehensive data in the emergency department, operating room and intensive care unit, Cleviprex offers physicians an important new therapeutic option for the management of blood pressure.

“Recent clinical findings highlight the relationship between controlling acute blood pressure and lower risk of adverse outcomes,” said Robert Califf, MD, Professor of Medicine and Vice Chancellor for Research, Duke University.  “With the approval of Cleviprex, physicians have a new treatment option for intensive control of blood pressure that may advance the standard of care in the operating room, the intensive care unit and the emergency department.”

Cleviprex has a rapid onset and offset of action and can be titrated for precise blood pressure control. Unlike many current IV antihypertensive agents, which are metabolized by the kidney and/or liver, Cleviprex is metabolized in the blood and tissues and does not accumulate in the body.

“In the last decade, there have been no new IV antihypertensive agents introduced to the market,” said John Kelley, President and Chief Operating Officer of The Medicines Company.   “Cleviprex presents physicians with a valuable option to effectively treat a broad array of patients who need rapid and precise blood pressure control.”

“With the approval of Cleviprex, The Medicines Company continues to deliver on its vision of advancing innovation in the critical care setting,” said Clive Meanwell, Chief Executive Officer of The Medicines Company.

Blood Pressure Management in Critical Care Settings

Poorly controlled blood pressure can be a life-threatening condition that can cause permanent damage to the brain, heart, kidneys and blood vessels. Poorly controlled blood pressure can occur in a broad range of patients; it is frequently found in patients undergoing surgery and in patients presenting in the emergency department.

About Cleviprex

Cleviprex is the latest-generation IV dihydropyridine calcium channel blocker.  The first-cycle U.S. approval of Cleviprex was based on six Phase III trials involving 1,406 patients medical and surgical patients treated with Cleviprex.   All Phase III trials met all of their primary endpoints.  Cleviprex may produce systemic hypotension and reflex tachycardia.   The most common adverse reactions (greater than 2%) seen with Cleviprex are headache, nausea and vomiting.  Please see full prescribing information available at www.cleviprex.com.

MDCO-G

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, as well as Cleviprex™ (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable.  The Company also has one product, cangrelor, in late-stage development. The Company’s website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether clinical trial results will warrant submission of applications for regulatory approval, whether the Company will be able to obtain regulatory approvals, whether physicians, patients and other key decision-makers will accept clinical trial results, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 12, 2008, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.